Exhibit 99

FOR IMMEDIATE RELEASE	Investor Contact: David Tucker	281-406-2370

November 1, 2006
Parker Drilling Reports Third Quarter Earnings
Operating Results Increase 24 Percent
Houston, November 1, 2006 — Parker Drilling Company (NYSE: PKD) today reported earnings of $18.6 million, or $0.17 per diluted share, on revenues of $146.8 million for the third quarter ended September 30, 2006, compared to revenues of $127.9 million and net income of $18.1 million or $0.18 per diluted share for the third quarter of 2005. Net income in the third quarter of 2006 included net non-routine income of $0.4 million and non-cash deferred taxes of $12.0 million or $0.11 per diluted share whereas the third quarter of 2005 included net non-routine income of $3.2 million or $0.03 per diluted share and no deferred taxes.
Earnings before interest, taxes, depreciation and amortization (EBITDA) were $53.2 million for the third quarter of 2006, 24 percent higher than the $42.8 million reported in the third quarter of 2005. Significantly higher dayrates resulted in a 68 percent EBITDA improvement for Parker’s U.S. Gulf of Mexico barge rigs over the prior year’s quarter. Quail Tools also showed an improvement with a 51 percent increase from the prior year’s quarter. For the first nine months of 2006, EBITDA was $153.3 million, a 30 percent increase over the $117.7 million for 2005. (The details of the EBITDA calculation, a non-GAAP financial measure, for the current and prior eight quarters are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.)
For the first nine months of 2006, Parker Drilling reported revenues of $440.1 million and net income of $43.9 million or $0.41 per diluted share compared to revenues of $382.1 million and net income of $42.2 million or $0.43 per diluted share for the first nine months of 2005. Included in 2006 results are income of $0.02 per diluted share from non-routine items and $0.29 per share of non-cash deferred tax expense compared to income from non-routine items of $0.10 per diluted share and no deferred tax expense in 2005.

The average utilization of international land rigs for the third quarter of 2006 decreased to 55 percent from the 83 percent reported for the third quarter of 2005. This decrease is attributed to ten rigs that completed contracts in Mexico and Turkmenistan earlier this year. However, fourth quarter land rig revenue will increase as five of the ten rigs will commence new, long-term contracts at increased dayrates averaging more than 75 percent above previous contracted terms. The remaining rigs are currently being marketed and are expected to return to work in the fourth quarter and into 2007 at significantly higher dayrates.
Average utilization for the Gulf of Mexico barge rigs for the third quarter of 2006 was 72 percent, compared to 78 percent reported for the third quarter of 2005. The slight decline in utilization is primarily attributable to two deep barge rigs that were in shipyard during the quarter for upgrades and scheduled preventive maintenance. Deep barge rig 54 completed its upgrade program and scheduled preventive maintenance and re-entered the fleet in August under a one-year contract, and deep barge rig 50 will complete its upgrade program in November, and will mobilize for a three-month contract.
The Company’s deep drilling barge dayrates in the Gulf of Mexico averaged a record $45,800 per day during the third quarter of 2006, up approximately 53 percent, or $15,900 per day, from the third quarter of 2005 and approximately 13 percent, or $5,400 per day, above the second quarter of 2006. Average dayrates for each classification of barge by quarter are available on Parker’s website and can be viewed or downloaded by going to “Investor Relations” and then to “Dayrates — GOM.”
Quail Tools, Parker Drilling’s drilling and production rental tools subsidiary, continued its outstanding performance as it posted its third consecutive quarterly record with revenues of $32.8 million. In addition to increased market penetration and new customers, results were fueled by new inventory purchased as a result of Parker’s 2006 capital expansion program, which significantly increased rental tool availability. Quail’s new operating facility in Northeast Texas is on track to open in early 2007, and will provide increased coverage of the Barnett Shale area and Fayetteville Shale area in Arkansas, in addition to the East Texas and Oklahoma markets.

“Parker delivered another solid quarter, posting records in our two U.S. segments and making good progress towards returning rigs to work at significantly improved dayrates in our international markets,” said Robert L. Parker Jr., chairman, president and chief executive officer. “Revenues remain steady despite lower international utilization, and will improve significantly as the new contracts commence work.
“We expect to continue to realize strong contributions from the U.S. business segments throughout the remainder of 2006 and into 2007 based on customer feedback and our success in securing term contracts for our deep barges.
“As we progress in our five-year strategic plan that includes growing a fleet of preferred drilling rigs, focusing on markets that have long-term exploration and development opportunities, and growing the Company’s rental tool business, we are excited about the many opportunities created by the plan for all of our business segments,” Parker concluded.
Capital expenditures for the nine months ended September 30, 2006 were $129.0 million. Total debt was $329.5 million at September 30, 2006, and the Company’s cash balance, including marketable securities, was $172.3 million.
Operating Segment Updates
•	An additional land rig previously operating in Mexico was awarded a one-year contract for operations in South Texas, also with a dayrate increase in excess of the 75 percent average noted last quarter. Of the seven land rigs formerly in Mexico, four have secured long-term commitments at current market rates, which are significantly higher than dayrates under contracts recently completed.

•	Deep barge rig 77, nearing the end of construction, is under contract and is expected to enter the fleet in December.

•	Two of the Company’s new 2,000 horsepower land rigs have been contracted for work in Algeria by Sonatrach. The rigs are scheduled for delivery in the fourth quarter, and should begin operating under the three-year contract during the first quarter of 2007.

Parker has scheduled a conference call at 10 a.m. CDT (11 a.m. EDT) November 1, 2006 to discuss third quarter 2006 results. Those interested in participating in the call may dial in at (303) 262-2138. The conference call replay can be accessed from November 1 through November 8 by dialing (303) 590-3000 and using the access code 11073563#. Alternatively, the call can be accessed live through the Company’s website at http://www.parkerdrilling.com and will be archived on the site for 12 months.
This release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including bidding activity, future operating results of the Company’s rigs and rental tool operations, capital expenditures, expansion and growth opportunities, asset sales, successful negotiation of contracts, future effective tax rates and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements. For a detailed discussion of risk factors that could cause actual results to differ materially from the Company’s expectations, please refer to the Company’s reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2005. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement.

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Dollars in Thousands)		(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Drilling	$52,347	$33,863	$135,297	$92,090
International Drilling	61,605	70,114	214,407	220,587
Rental Tools	32,831	23,928	90,401	69,425

TOTAL DRILLING AND RENTAL REVENUES	146,783	127,905	440,105	382,102

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Drilling	20,944	15,178	58,228	48,404
International Drilling	52,280	53,147	171,506	168,647
Rental Tools	12,349	10,352	33,788	27,488
Depreciation and Amortization	16,993	16,563	51,665	50,585

TOTAL DRILLING AND RENTAL OPERATING EXPENSES	102,566	95,240	315,187	295,124

DRILLING AND RENTAL OPERATING INCOME	44,217	32,665	124,918	86,978

General and Administrative Expense	(7,992)	(6,443)	(23,261)	(19,819)
Provision for Change in Carrying Value of Certain Assets	—	(2,300)	—	(2,300)
Gain on Disposition of Assets, Net	4,328	5,943	6,901	22,393

TOTAL OPERATING INCOME	40,553	29,865	108,558	87,252

OTHER INCOME AND (EXPENSE)
Interest Expense	(7,923)	(9,825)	(25,223)	(31,640)
Change in Fair Value of Derivative Position	(1,029)	1,457	166	1,526
Loss on Extinguishment of Debt	(1,910)	(1,901)	(1,912)	(6,628)
Other Income (Expense) — Net	2,121	642	4,632	2,098

TOTAL OTHER INCOME AND (EXPENSE)	(8,741)	(9,627)	(22,337)	(34,644)

INCOME BEFORE INCOME TAXES	31,812	20,238	86,221	52,608

INCOME TAX EXPENSE
Current Tax Expense	1,166	2,165	10,692	10,503
Deferred Tax Expense	12,007	—	31,671	—

TOTAL INCOME TAX EXPENSE	13,173	2,165	42,363	10,503

INCOME FROM CONTINUING OPERATIONS	18,639	18,073	43,858	42,105
Discontinued Operations, Net of Taxes	—	(6)	—	71

NET INCOME	$18,639	$18,067	$43,858	$42,176

EARNINGS PER SHARE — BASIC
Income From Continuing Operations	$0.17	$0.19	$0.41	$0.44
Discontinued Operations, Net of Taxes	$—	$—	$—	$—
Net Income	$0.17	$0.19	$0.41	$0.44

EARNINGS PER SHARE — DILUTED
Income From Continuing Operations	$0.17	$0.18	$0.41	$0.43
Discontinued Operations, Net of Taxes	$—	$—	$—	$—
Net Income	$0.17	$0.18	$0.41	$0.43

AVERAGE COMMON SHARES OUTSTANDING
Basic	107,233,881	96,053,414	106,272,123	95,568,331
Diluted	108,211,580	98,022,378	107,766,841	97,163,125

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Unaudited)

DRAFT
	September 30, 2006	December 31, 2005
	(Dollars in Thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$84,969	$60,176
Marketable Securities	87,380	18,000
Accounts and Notes Receivable, Net	128,423	104,681
Rig Materials and Supplies	13,593	18,179
Deferred Costs	3,437	4,223
Deferred income taxes	14,841	12,018
Other Current Assets	52,989	64,058

TOTAL CURRENT ASSETS	385,632	281,335

PROPERTY, PLANT AND EQUIPMENT, NET	396,636	355,397

OTHER ASSETS
Goodwill	100,315	107,606

Other Assets	21,489	57,282

TOTAL OTHER ASSETS	121,804	164,888

TOTAL ASSETS	$904,072	$801,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$—	$—
Accounts Payable and Accrued Liabilities	142,922	150,755

TOTAL CURRENT LIABILITIES	142,922	150,755

LONG-TERM DEBT	329,529	380,015

LONG-TERM DEFERRED TAXES	441	—

OTHER LIABILITIES	12,932	11,021

STOCKHOLDERS’ EQUITY	418,248	259,829

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$904,072	$801,620

Current Ratio	2.70	1.87

Total Long-Term Debt as a Percent of Capitalization	44%	59%

Book Value Per Common Share	$3.84	$2.66

PARKER DRILLING COMPANY AND SUBSIDIARIES
Selected Financial Data
(Unaudited)

	Three Months Ended
	September 30		June 30
	2006	2005	2006
	(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Drilling	$52,347	$33,863	$42,697
International Land Drilling	48,146	54,584	59,028
International Offshore Drilling	13,459	15,530	13,944
Rental Tools	32,831	23,928	30,319

Total Drilling and Rental Revenues	146,783	127,905	145,988

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Drilling	20,944	15,178	19,814
International Land Drilling	40,491	39,734	46,350
International Offshore Drilling	11,789	13,413	11,504
Rental Tools	12,349	10,352	10,969

Drilling and Rental Operating Expenses	85,573	78,677	88,637

DRILLING AND RENTAL OPERATING INCOME
U.S. Drilling	31,403	18,685	22,883
International Land Drilling	7,655	14,850	12,678
International Offshore Drilling	1,670	2,117	2,440
Rental Tools	20,482	13,576	19,350
Depreciation and Amortization	(16,993)	(16,563)	(17,715)

Total Drilling and Rental Operating Income	44,217	32,665	39,636

General and Administrative Expense	(7,992)	(6,443)	(7,575)
Provision for Reduction in Carrying Value of Certain Assets	—	(2,300)	—
Gain on Disposition of Assets, Net	4,328	5,943	2,125

TOTAL OPERATING INCOME	$40,553	$29,865	$34,186

Marketable Rig Count Summary
As of September 30, 2006

Total
U.S. Land Rigs	2

U.S. Gulf of Mexico Barge Rigs
Workover	5
Intermediate	4
Deep	10

Total U.S. Gulf of Mexico Barge Rigs	19

International Land Rigs
Asia Pacific	9
Africa — Middle East	1
Mexico	4
CIS	8

Total International Land Rigs	22

International Barge Rigs
Mexico	1
Caspian Sea	1

Total International Barge Rigs	2

Total Marketable Rigs	45

Adjusted EBITDA
(Unaudited)

	Three Months Ending
	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004
Income (Loss) from Continuing Operations	$18,639	$13,761	$11,458	$56,707	$18,073	$20,194	$3,838	$(2,147)	$(24,802)
Adjustments:
Income Tax Expense	13,173	14,694	14,496	(39,087)	2,165	3,486	4,852	3,001	4,542
Total Other Income and Expense	8,741	5,731	7,865	10,251	9,627	15,140	9,877	10,698	22,027
Gain on Disposition of Assets, Net	(4,328)	(2,125)	(448)	(3,185)	(5,943)	(15,898)	(552)	(2,328)	(333)
Depreciation and Amortization	16,993	17,714	16,957	16,619	16,563	17,146	16,876	18,642	17,806
Provision for Reduction in Carrying Value	—	—	—	2,584	2,300	—	—	6,562	—

Adjusted EBITDA	$53,218	$49,775	$50,328	$43,889	$42,785	$40,068	$34,891	$34,428	$19,240